Hydromer, Inc.	35 Industrial Parkway · Branchburg, NJ 08876 · U.S.A.
Tel: (908) 722-5000 · Fax (908) 526-3633 · http://www.hydromer.com
In the U.S. Toll Free: 1-877-HYDROMER
Video Conferencing IP Address: 66.237.185.38

PRESS RELEASE: The following is available for immediate release:
Branchburg, New Jersey; October 25, 2005

From:	Hydromer, Inc.
35 Industrial Parkway
Branchburg, New Jersey 08876-3424

Contact:	Robert Y. Lee, Vice President Finance
(908) 722-5000

Symbol:	HYDI.OB OTC Bulletin Board
HDO BSX, Boston Stock Exchange

Hydromer, Inc. Announces a Support Fee / Supply Agreement

On September 28, 2005, Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSX) reached an agreement with a former licensee, a worldwide medical device company, of its expired US Patent 4,642,267 (“’267 patent”) to continue supply of lubricious coatings containing technology under that patent. The ‘267 Patent, which expired on May 6, 2005, previously provided approximately $2.1 million in annual royalty revenues from four licensees. A three-year supply agreement, valued in excess of $3.9 million, was reached earlier in September 2005 with one of the other former licensees, a global pharmaceutical company. That agreement has a 90-day termination provision and a renewal option. This new agreement, along with the earlier agreement, would provide for approximately 75% of the former royalty revenues providing that the client maintain its current level of business using the Hydromer coating technology.

The Company is working with one other former licensee [of the expired ‘267 patent] to convert to the next generation of coatings, patent pending. The ‘267 patent, issued in 1987 on Hydrophilic Polymer Blends, provided for a primarily solvent-based technology into with the possible incorporation of antibacterial/biostatic attributes and/or drug delivery/complex system properties and can also be utilized into foam and hydrogel technologies. The next generation coatings is a water-based coating, offering improved attributes and benefits.

“We were highly successful in providing for a continuing revenue stream related to the expired ‘267 patent,” said Robert Y. Lee, Vice President of Finance, “recovering approximately 75% of the former royalty levels. Although, like the previous royalties, no amounts are certain, the agreements provide the Company with a continued cash flow while it is finalizing the successor next-generation coatings technology. We expect that patent, originally applied for in 2003, to be issued shortly as we have satisfied all previous queries and there have been no recent actions requested by the United States Patent Office.”

Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.